Exhibit 99.1

GSI Group Inc. Announces Date of Annual Meeting of Shareholders

BEDFORD, Mass., March 11, 2011 /PRNewswire/ — GSI Group Inc., (Nasdaq: GSIG)

today announced that the 2011 Annual Meeting of Shareholders will be held on May 11, 2011. Shareholders of record at the close of business on April 6, 2011 will be entitled to notice of and to vote at the meeting.

About GSI Group Inc.

GSI Group Inc. is a global leader and supplier of laser-based solutions, precision motion controls, color management, and semiconductor systems. The company employs approximately 1,400 employees. Additional information is available through www.gsig.com.

GSI Group Contact:
Mary Anne Davoli
Executive Assistant to the Executive Office
Phone: (781) 266-5864
Email: mdavoli@gsig.com